Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-189730) of our report dated June 27, 2025, with respect to the financial statements and supplemental schedule of SBA Defined Contribution Plan for Primis Bank included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

June 27, 2025